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                                                                 Exhibit 99.10

FDA Advisory Panel Will Review KeraVision "Ring" Application

Meeting Date Set For January 12, 1999

Fremont, CA (November 17, 1998) -- KeraVision, Inc. (Nasdaq: KERA), a vision correction company, said that its Premarket Approval (PMA) application for the company's initial product, the KeraVision (Registered Trademark) Ring for myopia, will be reviewed January 12, 1999, by the Ophthalmic Devices Advisory Panel of the U.S. Food and Drug Administration. The company was officially notified yesterday of the date for the panel meeting.

If approved, the KeraVision Ring would become the first non-laser surgical approach in the U.S. for treating nearsightedness (myopia), opening the way for a new category of vision correction surgery that is designed especially for treating low to moderate myopia. Based on industry estimates, more than 22 million adult Americans are within this range of nearsightedness.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "We believe the clinical results will demonstrate that the KeraVision Ring is at least as safe and effective as other surgical treatments for nearsightedness, with the unique advantage that the effect can be reversed. KeraVision's approach is intended to give patients vision correction without having to make a permanent choice."

Traditionally, FDA advisory panel meetings mark the beginning of the final phase of regulatory review for new medical devices in the U.S. Final FDA approval is subject to the panel recommendation, on-site inspections of company facilities and clinical sites, and other considerations.

                      U.S. Clinical Trials

Fifty-three percent of nearsighted patients achieved at least 20/16 vision with the KeraVision Ring (in other words, better than 20/20), according to clinical results that were reported as part of the PMA application. Seventy-four percent achieved 20/20 vision or better, while 97 percent saw 20/40 or better -- the vision standard for receiving a driver's license in most states. Clinical results were based on 410 treatments that were performed at 11 clinical sites as part of U.S. Phase II and Phase III studies. Patients were monitored for one year following treatment.

The KeraVision treatment takes about 15 minutes and involves placing 2 clear, micro-thin, polymer segments in the eye outside of the central optical zone. Unlike other surgical techniques to correct myopia, KeraVision's approach does not require cutting or removing tissue from the central optical zone, which is the critical area for clear vision.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for low to moderate myopia (nearsightedness) and low to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is the KeraVision Ring for myopia, part of a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the KeraVision Ring or the surgical procedure, competitive products and technology, market acceptance of the KeraVision Ring, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended September 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
KeraVision Ring and
ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries."